Exhibit 23.5

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated April 23, 2021, with respect to the financial statements of Roccor, LLC as of December 31, 2019 and 2018 and for the years then ended, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Plante & Moran, PLLC

Denver, Colorado

August 5, 2021